EXHIBIT 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)
1. Name of corporation:
ESPRE SOLUTIONS, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
1. Designation and Amount. The shares of such series shall be designated as the “Series C Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting such series shall be 5,000,000. Such number of shares may be decreased from time-to-time by resolution of the Board of Directors; provided, however, that such number may not be decreased below the number of the currently outstanding shares of Series C Preferred Stock plus the number of shares reserved for issuance upon the exercise of outstanding Options, convertible or exchangeable securities or other rights to acquire shares of Series C Preferred Stock.

2. Certain Definitions. For the purposes of the Certificate of Designation unless the context otherwise requires, capitalized terms used and not otherwise defined in such Certificate of Designation shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural):

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ William Hopke
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
Revised: 7-1-08

CONTINUATION OF
CERTIFICATE OF DESIGNATION
OF
SERIES C PREFERRED STOCK
OF
ESPRE SOLUTIONS, INC.

“Additional Shares of Common Stock” means all shares (including treasury shares) of common stock issued or sold by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company.

“Common Stock” means the common stock of the Company, par value $.001 per share, and any stock into which such stock shall have been converted or changed or any stock resulting from any reclassification of such stock and all other stock of any class or classes  (however designated) of the Company, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

“Company” means Espre Solutions, Inc., a Nevada corporation.

“Exchange Act” means the Exchange Act of 1934, as amended.

“Holder” means a holder of the Series C Preferred Stock.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities.

“Other Securities” means, when referring to the Company, any stock (other than Common Stock) and any other securities of the Company or any other Person (corporate or otherwise) which the holder of Series C Preferred Stock shall at any time be entitled to receive, or shall have received, upon conversion of Series C Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

“Person” means an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), governmental authority or agency, or any other entity.

“Series C Preferred Stock” has the meaning specified in Section 1.

1.           Ranking.   The Series C Preferred Stock shall rank pari passu to all of the  Common Stock, now outstanding or hereafter issued, both as to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; provided, however, the Series C Preferred Stock shall rank junior to any class or series of preferred stock of the Company hereafter created, authorized and issued with rights, powers, privileges and preferences senior to the Series C Preferred Stock and shall rank on parity with any class or series of preferred stock of the Company hereafter created, authorized and issued with rights, powers and preferences equal to the Series C Preferred Stock.

2.           Dividends and Distributions.  If the Company shall fix a record date for the making of any dividend or distribution to holders of Common Stock, the holder of each share of Series C Preferred Stock on such record date shall be entitled to receive a dividend or distribution equal to the product of (a) one hundred (100), multiplied by (b) the dividend or distribution to be received by each share of Common Stock. Holders of shares of Series C Preferred Stock shall not be entitled to any additional or duplicate dividends, whether payable in cash, property or stock, in excess of dividends on the Series C Preferred Stock provided for in this Section 5.

3.           Voting Rights.  The Holders of shares of Series C Preferred Stock shall have the following voting rights:

(a)           Number of Votes; Voting with Common Stock.  The Holders shall receive the same notice of any stockholders’ meeting of the Company as holders of Common Stock.  Each Holder shall be entitled to one hundred (100) votes for each share of Series C Preferred Stock held at the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. No annual, special or other meeting of the holders of the Common Stock will be held without notice of such meeting being provided to each Holder.  Except as provided in Section 6(b) below, Holders and  the holders of Common Stock shall vote together as a single class.

(b)           Adverse Effects.  The Company shall not amend, alter or repeal the preferences, rights, powers or other terms of the Series C Preferred Stock on all matters for which the vote of the holders of the Common Stock is required pursuant to applicable law, the Certificate of Incorporation, the Bylaws or otherwise, without the written consent or affirmative vote of the Holders holding a majority of the outstanding Series C Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

(c)           Additional Rights.  The Company shall not (i) increase the share capital of the Company or authorize or issue any securities or rights to subscribe for or convert into or call for the issue of any additional securities not outstanding on the date hereof, (i) declare or pay any dividends or other distributions upon any of its securities, or to redeem or purchase or otherwise acquire any of the Company’s securities or (iii) grant or award any registration rights without the written consent or affirmative vote of at least a Holders holding a majority of the outstanding Series C Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

4.           Sinking Fund.  There shall be no sinking fund for the payment of dividends or liquidation preference on Series C Preferred Stock or the redemption of any shares thereof.

5.           Liquidation, Dissolution or Winding Up.

(a)           Liquidation Value. Each share of the Series C Preferred Stock shall be deemed converted into one hundred (100) shares of Common Stock (whether or not there are then sufficient authorized but unissued shares of Common Stock for such conversion)  and shall participate pari passu with the Common Stock of the Company in the proceeds available to the Company’s shareholders upon the liquidation, dissolution, or winding up of the Company.

(b)           Business Combinations. Any consolidation, merger or other business combination of the Company with or into any other Person or Persons and the sale of all or substantially all of the assets of the Company shall be deemed, in each case, to be a liquidation, dissolution or winding up of the Company for purposes of this Section 7 and each share of Series C Preferred Stock shall be deemed, in each case, to be converted into Common Stock solely for purposes of participation in the proceeds payable to the holders of Common Stock with respect to such consolidation, merger, sale or other business combination in accordance with Section 7(a) immediately preceding any such consolidation, merger, sale or other business combination.

6.           Miscellaneous Provisions.

(a)           Headings of Subdivisions. The headings of the various Sections and other subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(b)           Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series C Preferred Stock and qualifications, limitations and restrictions thereon set forth in the Certificate of Designations embodying this resolution is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative, participating, optional and other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereon set forth therein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereon shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereon herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereon unless so expressed herein.